Exhibit 10.1

July 11, 2018

Douglas S. Aron

602 Wellesley Drive

Houston, TX  77024

Re:                             Employment Terms

Dear Doug:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of Archrock, Inc. (the “Company”) on the terms and conditions set forth below.

1.                                      POSITIONS, DUTIES AND RESPONSIBILITIES.  As of August 13, 2018 (the “Effective Date”), you will serve as Senior Vice President and Chief Financial Officer of the Company, and you will have such duties and responsibilities as are usual and customary for your position.  You will report directly to the Chief Executive Officer of the Company, and will work at the Company’s offices located in Houston, Texas, except for travel to other locations as may be reasonably necessary to fulfill your responsibilities.  At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices, directorships and capacities in addition to the foregoing.  In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this letter.  You will be expected to devote your full business time and attention to the business and affairs of the Company and the performance of your duties hereunder.

2.                                      AT-WILL EMPLOYMENT.  You acknowledge and agree that your employment with the Company is “at-will” and not for any specified time, and may be terminated, with or without cause and with or without notice, at any time by you or the Company; provided, however, that you will be entitled to certain benefits and payments upon certain terminations of employment, as described in paragraphs 8 and 9 below.  The nature of your at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

3.                                      BASE COMPENSATION.  During your employment with the Company, your base salary will be as set forth on Exhibit A attached hereto (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices but no less often than bi-weekly.  Your Base Salary will be subject to annual review in the discretion of the board of directors of the Company (the “Board”) or a designated committee of the Board.

4.                                      SHORT-TERM INCENTIVE.  For each fiscal year of the Company ending during the term of your employment, you will be eligible to receive an annual short-term incentive payment (the “Short-Term Incentive”) upon the achievement of performance objectives to be determined by the Company’s Chief Executive Officer and/or the Board or a designated committee of the Board, which will be targeted at a percentage of your Base Salary as set forth on Exhibit A attached hereto (the “Target Short-Term Incentive”), subject to annual review in the discretion of the Board or a designated committee of the Board.  Any such Short-Term Incentive will be paid on the date on which short-term incentives are paid generally to the Company’s executive officers, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which the Short-Term Incentive is earned and, unless otherwise agreed to by the Board or a designated committee of the Board, you must be employed by the Company on the payment date in order to earn such bonus.

5.                                      SIGN-ON EQUITY GRANT.  As a key employee, the Company will grant you a long-term equity incentive award valued at the amount set forth on Exhibit A attached hereto (the “Sign-On Grant”), subject to the terms and conditions herein. The Sign-On Grant will be comprised of shares of the Company’s restricted stock and will be subject in all respects to the terms and conditions set forth in the Company’s 2013 Stock Incentive Plan, as amended from time to time, and an award notice to be entered into between you and the Company evidencing the grant of the Sign-On Grant. The Sign-On Grant is subject to the approval of the Compensation Committee of the Board and, if and when approved, will be processed as soon as practical following the Effective Date.

6.                                      ANNUAL EQUITY AWARDS.  For each fiscal year of the Company during the term of your employment, beginning in 2019, the Company anticipates that you will be eligible to receive an annual equity award valued at the amount set forth on Exhibit A attached hereto (the “Annual Award”).  The amount of your Annual Award will be subject to annual review in the discretion of the Board or a designated committee of the Board.  It is anticipated that your Annual Award will be granted in in the first quarter of each year, subject to your continued employment through the applicable grant date, in accordance with the Company’s general plans, policies and practices with respect to grants of annual equity awards to its executive officers generally.  The Board or a designated committee of the Board, in its sole discretion, will determine the type or types of equity that comprise each Annual Award (which may include, without limitation, restricted stock, stock options, performance shares and/or restricted stock units of the Company) as well as the grant dates and exercise prices, in each case, in accordance with the terms and conditions of the applicable equity plan(s) and award notice(s).

7.                                      BENEFITS; PAID TIME OFF.  During your employment with the Company, you will be eligible to participate in all savings, retirement, incentive, health, welfare and perquisite plans (including, but not limited to, medical, dental, disability insurance, life insurance, employee stock purchase, 401(k) and deferred compensation plans and programs) maintained or sponsored by the Company for its executive officers, as in effect from time to time and subject to the terms and conditions thereof.  In addition, you will be entitled to paid time off in accordance with the plans, policies, programs and practices of the Company generally applicable to its executive officers, as in effect from time to time. The paid time off annual accrual amount as in effect on the Effective Date is set forth on Exhibit A.  Notwithstanding the foregoing, nothing contained in this letter will require or obligate the Company to establish, maintain or continue any particular employee benefit plan, program, policy or benefit.

8.                                      NON-CHANGE OF CONTROL SEVERANCE.  Effective as of the Effective Date, you and the Company will execute a severance benefit agreement substantially in the form attached hereto as Exhibit B (the “Severance Agreement”).  Subject to and upon the terms and conditions of the Severance Agreement, subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be entitled to receive certain severance benefits and payments upon certain terminations of your employment with the Company and its affiliates, as described on Exhibit A attached hereto.

9.                                      CHANGE OF CONTROL SEVERANCE.  In addition, effective as of the Effective Date, you and the Company will execute a change of control agreement substantially in the form attached hereto as Exhibit C (the “Change of Control Agreement”).  Subject to and upon the terms and conditions of the Change of Control Agreement, subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be entitled to receive certain severance payments and benefits upon certain terminations of your employment with the Company and its affiliates in connection with a Change of Control, as described on Exhibit A attached hereto.

10.                               RESTRICTIVE COVENANTS.  You acknowledge and agree that, during your employment with the Company, you will be subject to the Company’s standard policies, if any, relating to non-disparagement, non-solicitation, non-competition and confidentiality, as set forth in the Severance Agreement, the Change of Control Agreement and any other Company policies or plans generally applicable to its executive officers.

11.                               STOCK OWNERSHIP REQUIREMENTS.  You acknowledge and agree that, following the Effective Date and continuing through the date on which your employment with the Company terminates for any reason, you will be required to comply with the Company’s stock ownership requirements as in effect from time to time.

12.                               CLAWBACK AND RECOUPMENT.  All compensation and benefits payable to you by the Company and/or its affiliates will be subject to any clawback or recoupment requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any clawback or recoupment policies that the Company and/or its affiliates may adopt from time to time.

13.                               WITHHOLDING.  The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

14.                               GOVERNING LAW.  This letter shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws thereof.

15.                               ENTIRE AGREEMENT.  As of the Effective Date, this letter, together with the Severance Agreement and the Change of Control Agreement, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter of this letter, and supersedes and replaces any and all other agreements, offers or promises, whether oral or written, by the Company, its affiliates or any predecessor employer (or any representative thereof).   You agree that any such prior agreement, offer or promise between you and the Company, its affiliates or any predecessor employer (or any representative thereof), is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

16.                               CONDITIONS TO EMPLOYMENT.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States upon your commencement of employment (and this offer of employment shall be void if you fail to timely provide such evidence as requested by the Company).  In addition, this offer of employment is contingent upon your satisfactory completion of the Company’s standard conditions to employment, including (without limitation) satisfactory completion of a background check, educational verification and drug test.  This offer of employment, including the compensation terms attached hereto as Exhibit A, is contingent upon the approval of this offer of employment (including the compensation terms attached hereto as Exhibit A) by the Board or the Compensation Committee thereof.

17.                               SUCCESSORS; ASSIGNS.  This letter is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution.

Please confirm your acceptance of, and agreement to, the foregoing terms and conditions by signing and dating this letter in the space provided below and returning it to the Company.  Please retain one fully-executed original for your files.

Sincerely,

ARCHROCK, INC.

By:	/s/ D. Bradley Childers
D. Bradley Childers
Chief Executive Officer

Agreed and Accepted,
this 11th day of July, 2018:

By:	/s/ Douglas S. Aron
Douglas S. Aron

EXHIBIT A

COMPENSATION TERMS

Base Salary	$425,000 per year
Target Short-Term Incentive	75% of Base Salary
Sign-On Grant Value	$500,000 in restricted stock, subject to continued employment and ratable vesting in August of 2019, 2020 and 2021
Annual Equity Award Value

$850,000 in award type(s) determined by the Compensation Committee, time-vested awards currently subject to continued employment and ratable vesting in August 2020, 2021 and 2022 and performance-based awards subject to multi-year ratable vesting or cliff vesting in August 2022 (or such other vesting schedule as may be determined by the Compensation Committee).

Paid Time Off Annual Accrual	208 hours per year
Non-Change of Control Severance*

Upon a Qualifying Termination of Employment (as defined in the Severance Agreement), subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be eligible to receive:

•             a lump-sum severance payment equal to (i) your Base Salary plus (ii) your Target Short-Term Incentive plus (iii) your Target Short-Term Incentive prorated through the date of termination plus (iv) any earned but unpaid Short-Term Incentive for the fiscal year ending prior to the date of termination;

•             full accelerated vesting of your then-outstanding unvested equity awards that would have otherwise vested on the next vesting date immediately following your termination; and

•             a lump-sum payment equal to 12 months of the premiums that would be payable by the Company under the Company’s group health plan, had your employment not terminated, together with the monthly administrative fee that would be assessed under COBRA.

Change of Control Severance*

Upon a Qualifying Termination of Employment (as defined in the Change of Control Agreement), subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be eligible to receive:

•             a lump-sum severance payment equal to (i) two times your Base Salary plus (ii) two times your Target Short-Term Incentive plus (iii) your Target Short-Term Incentive prorated through the date of termination plus (iv) any earned but unpaid Short-Term Incentive for the fiscal year ending prior to the date of termination;

•             an amount equal to two times the total employer matching contributions that would have been credited to your account under the Company’s 401(k) plan and any deferred compensation plan had you made elective deferrals or contributions during the twelve (12) months preceding your termination;

•             any amounts previously deferred by you or earned but not previously paid under the Company’s incentive and nonqualified deferred compensation programs as of your termination date;

•             full accelerated vesting of your then-outstanding unvested equity awards; and

•             a lump-sum payment equal to 24 months of the premiums that would be payable by the Company under the Company’s group health plan, had your employment not terminated, together with the monthly administrative fee that would be assessed under COBRA.

* The terms of each agreement summarized herein are qualified in their entirety by the full text of each such agreement.

2

EXHIBIT B

SEVERANCE BENEFIT AGREEMENT

EXHIBIT C

CHANGE OF CONTROL AGREEMENT

2